AMENDMENT NO. 1

TO

UNDERWRITING AGREEMENT

This Amendment, dated as of September 25, 2017, is made among the signatories hereto to amend that certain Underwriting Agreement dated June 14, 2017 entered into between USAA Investment Management Company, a corporation organized under the laws of the state of Delaware and USAA ETF Trust, a Delaware statutory trust, acting solely in respect of each of its series listed on Exhibit A thereto (each such series "Fund").

WHEREAS, the parties desire to amend the Underwriting Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.Amendments.

(a)The following new paragraph is inserted under Section 4, "Manner of Offering"

(k)The Underwriter (i) agrees to implement an anti-money laundering ("AML") program, as required by law, and to perform all AML duties delegated to it under the terms of the Trust's AML program; (ii) agrees to certify annually to the Trust that it has implemented an AML program that it (or its agent) will perform certain specified requirements in the Trust's AML program, including its customer identification procedures, and if applicable, that it has not detected any suspected money laundering activity with respect to the Trust and (iii) consents to make available to federal examiners, such as the SEC, information and records relating to its delegated AML duties and to inspect Underwriter for purposes of the Trust's AML program.

2.Miscellaneous.

(a)Except as amended hereby, the Underwriting Agreement shall remain in full force and effect.

(b)This Amendment may be executed in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written

USAA Investment Management Company	USAA ETF Trust
By: /s/ Brandon Carter__________________	By: _/s/ Daniel McNamara____________________
Name: Brandon Carter	Name: Daniel McNamara
Title: President	Title: President

Exhibit A

USAA MSCI USA Value Momentum Blend Index ETF

USAA MSCI USA Small Cap Value Momentum Blend Index ETF USAA MSCI International Value Momentum Blend Index ETF USAA MSCI Emerging Markets Value Momentum Blend Index ETF USAA Core Short-Term Bond ETF

USAA Core Intermediate-Term Bond ETF